Exhibit 99.1

For Immediate Release

Global Water Resources Reports Third Quarter 2016 Results and Declares Increased Monthly Dividend

Company Posts Profit of $1.1 Million for the Three Months Ended September 30, 2016;  Increases Dividend 2.3% to $0.27 per Year (or $0.0225 per Month)

PHOENIX, AZ – November 14, 2016 – Global Water Resources, Inc. (NASDAQ: GWRS, TSX: GWR) (the “Company” or “Global Water”), a pure-play water resource management company that owns and operates regulated water, wastewater, and recycled water utilities in the metropolitan Phoenix area, today reported its financial results for the third quarter ended September 30, 2016. All amounts are in U.S. dollars, unless otherwise indicated. For information regarding today’s conference call, see the Conference Call section below.

Third Quarter 2016 Highlights and Subsequent Event

•	Total active connections increased to 37,009 at September 30, 2016 from 36,272 at December 31, 2015 (after adjusting for the Willow Valley disposition). This represents a 2.7% annualized growth rate;
•

Revenue increased $37,000 to $8.2 million in the quarter as compared to $8.1 million in the third quarter of 2015. The increase in revenue was partially offset by the divestitures of Valencia in the third quarter of 2015 and Willow Valley in the second quarter of 2016. Excluding the impact of the divestitures, total revenues grew by 8.2% or $623,000.

•

Operating expenses decreased $572,000 or 9.4% to $5.5 million in the quarter as compared to $6.1 million in the third quarter of 2015. For the first nine months of 2016, operating expenses decreased $1.7 million or 8.6% versus the same period in 2015.

•	Net income of $1.1 million or $0.06 per share in the quarter.
•	Adjusted EBITDA increased $544,000 or 12.3% to $5.0 million in the quarter as compared to $4.4 million in the third quarter of 2015.
•

For the first nine months of 2016, water, wastewater and recycled water revenue (Utility Revenue) decreased 7.6% as a result of the Valencia and Willow Valley dispositions.  Excluding the impact of the dispositions, Utility Revenue grew by 8.3% for the first nine months of 2016.

•

In November, Global Water increased the dividend 2.3% to $0.270 per year from $0.264 per year.  This equates to a monthly dividend of $0.0225.  The first dividend at the new monthly rate will be paid on December 29, 2016 to holders of record on December 15, 2016.

Management Commentary

“In Q3, normalized revenue and earnings growth were strong driven by increased rates, organic growth, and reduced operating expenses, as well as reduced quarterly interest expense as a result of a debt refinancing that we completed in June 2016,” said Ron Fleming, President and CEO of Global Water. “Looking ahead, we expect to continue to benefit from these key drivers, which will allow us to frequently review our dividend policy. We also plan to continue to accelerate other strategic uses of our significant cash balance that can complement our growth plan and drive long-term value creation.”

Summary of Financial Results

Consolidated Revenues

Consolidated revenues (which consists of Utility Revenue and other non-utility revenue) for the three and nine months ended September 30, 2016 were $8.2 million and $22.6 million, respectively, compared to $8.1 million and $24.8 million for the same periods in 2015.  Specifically, year-over-year Utility Revenue was up $181,000 (or 2.3%) and down $1.9 million for the three and nine months ended September 30, 2016, respectively, while other non-utility revenue was down $144,000 (or 87.8%) and $406,000 (or 87.1%) for the three and nine months ended September 30, 2016, respectively.

Utility Revenue for the three and nine months ended September 30, 2015 included the results of the Company’s Valencia and Willow Valley operations. Utility Revenue for the nine months ended September 30, 2016 included the results of the Company’s Willow Valley operations.  The Company disposed of Valencia in July 2015 and Willow Valley in May 2016.  Excluding Valencia and Willow Valley, for the three and nine months ended September 30, 2016, Utility Revenue increased by $767,000 (or 10.4%) and $1.7 million (or 8.3%), respectively, over the same periods in 2015.  The increases were primarily driven by a 2.7% annualized increase in active connections as of September 30, 2016 (adjusting for the Willow Valley disposition), increased rates pursuant to the 2014 rate order and an increase in water consumption.

Operating Expenses

Operating expenses for the three and nine months ended September 30, 2016 were $5.5 million and $18.0 million, respectively, compared to $6.1 million and $19.7 million for the three and nine months ended September 30, 2015.

For the third quarter of 2016, operations and maintenance expense was lower by $145,000 and depreciation expense was lower by $370,000.  The improvement in expenses was primarily due to the Valencia and Willow Valley dispositions.  Additionally, general and administrative expense decreased $57,000, reflecting lower personnel and deferred compensation costs offset by higher U.S. public company costs and board compensation.

The operating expenses for the nine months ended September 30, 2016 were $1.7 million lower than the same period in 2015.  This includes a $1.1 million reduction in operations and maintenance expenses as well as a $1.8 million reduction in depreciation expense.  The decreases are a result of the Valencia and Willow Valley dispositions.  These improvements to operating expenses were partially offset by a $1.2 million increase in general and administrative expense, which was primarily due to higher deferred and board compensation (driven by the 46.7% increase in stock price from December 31, 2015 to September 30, 2016 and stock options issued to the board in 2016) as well as the incremental costs associated with the GWR Global Water Resources Corp merger and becoming a U.S. public company.  These increases were offset by a $546,000 reduction in personnel costs, which reflects a one-time bonus paid out in the third quarter of 2015 as part of completing the Valencia disposition.

Net Income/Loss

Global Water had net income of $1.1 million (or $0.06 per share) and net loss of $2.8 million (or $(0.15) per share) for the three and nine months ended September 30, 2016, respectively.  This compares to net income of $21.9 million (or $1.20 per share) and $21.4 million (or $1.17 per share) for the three and nine months ended September 30, 2015, respectively.

The lower net income for the third quarter of 2016 is primarily due to the gain on the Valencia disposition in the 2015 period, offset by higher operating income and lower interest expense.  The losses incurred for the nine months ended September 30, 2016 compared to the income generated in the same period of 2015 was primarily driven by the Valencia disposition in the 2015 period as well as the increased interest expense reflecting charges incurred in connection with the Company’s debt refinancing in June 2016.  Specifically, the Company recorded interest expense of $3.2 million for early payoff of debt and $2.2 million for write-off of deferred financing fees.  These higher expenses were partially offset by lower interest expense in the third quarter of 2016 as well as increased Utility Revenue driven by higher rates, organic connection growth, and increased water consumption.

EBITDA

EBITDA for the three and nine months ended September 30, 2016 was $4.7 million and $11.1 million, respectively, compared to $47.4 million and $55.3 million for the same respective periods in 2015.  This represents a year-over-year decrease in EBITDA of $42.7 million and $44.2 million for the three and nine month periods, respectively.  The year-over-year decline for third quarter is primarily associated with the disposition of Valencia in the 2015 period.  The decline for the nine-month period is attributed to the disposition of Valencia as well, but can also be attributed to the previously mentioned increase in deferred and board compensation expenses, offset by the one-time bonus of $591,000 in the third quarter of 2015 and a one-time gain of $954,000 in the second quarter of 2016 related to the early payoff of the Sonoran acquisition liability.

Adjusted EBITDA (a non-GAAP metric, as defined below) for the three and nine months ended September 30, 2016 was $5.0 million and $10.9 million, respectively, compared to $4.4 million and $12.3 million for the same periods in 2015.  The year-over-year improvement of $544,000 in the third quarter of 2016 was primarily due to reduced operating expenses, lower losses on equity investment and higher revenue.  The $1.4 million decline for the nine-month period was primarily due to the Valencia disposition, the increase in deferred and board compensation expense as mentioned above, and the incremental costs associated with the GWRC merger and becoming a U.S. public company, partially offset by increased Utility Revenue as adjusted for the disposition of Valencia and Willow Valley, increased royalties from the City of Buckeye, and the one-time bonus paid in the third quarter of 2015.

Dividend Policy

Global Water has declared, under its dividend policy, a monthly cash dividend in the amount of $0.0225 per common share (an annualized amount of $0.27 per share), which will be payable on December 29, 2016, to holders of record at the close of business on December 15, 2016. This represents an increase of 2.3%.

Business Outlook

Global Water's immediate growth strategy for its regulated water, wastewater and recycled water business is driven by increased service connections, continued operating efficiencies, and utility rate increases approved by the Arizona Corporation Commission.  Global Water now has the opportunity to return to its original mission to aggregate water and wastewater utilities, which it may pursue as opportunities arise, allowing its customers and the Company to realize the benefits of consolidation, regionalization, and environmental stewardship.

Connection Rates

Excluding the impact of the Valencia and Willow Valley operations, Global Water experienced positive growth in new connections and in re-establishing service on previously vacant homes.  As of September 30, 2016, active service connections increased by 737 to 37,009, compared to 36,272 as of December 31, 2015. This represents an annualized increase of 2.7%.  The Company’s vacancy rate is now at 1.9% after reaching a peak of 11.2% in February of 2009.

Arizona’s Growth Corridor: Positive Population Trends

The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base, and low taxes. Its population has increased throughout 2015 and into 2016, and it continues to grow. The Arizona Department of Administration – Office of Employment and Population Statistics predicts that Metropolitan Phoenix will have a population of just approximately 4.5 million by 2020, representing a 10.3% increase from 2015.

Metro-Phoenix single family housing building permit data continues to improve. Metro-Phoenix issued over 16,768 permits in 2015, which was a 43% increase over 2014.  This year, Metro-Phoenix permit growth rate has increased another 12%, and experts project approximately 19,000 single family housing permits for the year. In the City of Maricopa, where Global Water has its largest water and wastewater utilities, permits are up 30% year over year.

This rate of growth, combined with five additional years of rate phase-ins, should create the opportunity for Global Water to meaningfully increase its active connections and regulated revenues for the foreseeable future.

Conference Call

Global Water will conduct a conference call later today at 1:00 p.m. EST to discuss the third quarter and outlook for 2016, followed by a question and answer period. Interested persons may access the call by dialing 647-427-7450 or toll free at 888-231-8191.  Shortly after the conclusion of the call, a replay will be available by dialing 416-849-0833 or 1-855-859-2056 and entering replay ID 7647136. The replay will expire at midnight (EST) on November 28, 2016. A copy of the transcript and an audio replay of the conference call, once available, will be archived within the investor section of the Company's web site at www.gwresources.com.

About Global Water Resources, Inc.

Global Water Resources, Inc. is a comprehensive water resource management company headquartered in Phoenix, Arizona.  It manages the entire water cycle by owning and operating regulated water, wastewater and recycled water utilities in the metropolitan Phoenix area. For more information about Global Water, visit www.gwresources.com.

Cautionary Statement Regarding Non-GAAP Measures

This press release contains references to "EBITDA", Adjusted EBITDA, and Utility Revenue excluding the effects of the disposition of Willow Valley and Valencia. EBITDA is defined for the purposes of this press release as net income or loss before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events (ii) option expense related to awards made to the board of directors and (iii) equity method investment. Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of expenditures associated with building and placing our systems. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides a measure of our recurring core business.  However, EBITDA and Adjusted EBITDA are not recognized earnings measures under U.S. GAAP and do not have a standardized meaning prescribed by U.S. GAAP. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Investors are cautioned that EBITDA and Adjusted EBITDA should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with U.S. GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies.  A reconciliation of EBITDA and Adjusted EBITDA to Net Income, and revenue excluding the effects of the disposition of Willow Valley and Valencia to revenue, the most comparable GAAP measures are included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain forward-looking statements which reflect the Company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning, our strategy, our dividend policy, trends relating to population growth, active connections, regulated revenue, housing permit projections, and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof.  Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov.  We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact for Global Water Resources

Michael J. Liebman

Chief Financial Officer and Corporate Secretary

(480) 999-5104

mike.liebman@gwresources.com

Investor Relations for Global Water Resources

Ronald A. Both

Liolios Investor Relations

(949) 574-3860

gwrs@liolios.com

GLOBAL WATER RESOURCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(Unaudited)

	September 30, 2016	December 31, 2015
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	$267,692	$258,244
Less accumulated depreciation	(71,367)	(64,092)
Net property, plant and equipment	196,325	194,152
CURRENT ASSETS:
Cash and cash equivalents	26,282	11,513
Accounts receivable — net	1,509	1,132
Due from affiliates	314	306
Accrued revenue	1,892	1,745
Prepaid expenses and other current assets	1,132	1,179
Assets held for sale	—	2,840
Total current assets	31,129	18,715
OTHER ASSETS:
Intangible assets — net	12,772	12,772
Regulatory asset	136	227
Deposits	—	13
Bond service fund and other restricted cash	263	9,042
Equity method investment	487	821
Total other assets	13,658	22,875
TOTAL ASSETS	$241,112	$235,742
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,653	$1,322
Accrued expenses	8,101	5,137
Deferred revenue	2	11
Customer and meter deposits	1,504	1,706
Long-term debt and capital leases — current portion	138	1,994
Liabilities relating to assets held for sale	—	493
Total current liabilities	12,398	10,663
NONCURRENT LIABILITIES:
Long-term debt and capital leases	114,464	102,417
Deferred regulatory gain – ICFA	19,733	19,730
Regulatory liability	7,859	7,859
Advances in aid of construction	61,911	61,480
Contributions in aid of construction — net	4,674	4,426
Deferred income tax liabilities, net	2,426	4,164
Acquisition liability	934	4,688
Other noncurrent liabilities	826	252
Total noncurrent liabilities	212,827	205,016
Total liabilities	225,225	215,679
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 28,308,013 and 18,241,746 shares issued as of September 30, 2016 and December 31, 2015, respectively	283	2
Treasury Stock, 8,726,747 and no shares at September 30, 2016 and December 31, 2015, Respectively	(87)	—
Paid in capital	20,116	21,659
Accumulated deficit	(4,425)	(1,598)
Total shareholders' equity	15,887	20,063
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$241,112	$235,742

GLOBAL WATER RESOURCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
REVENUES:
Water services	$4,067	$4,131	$10,703	$13,138
Wastewater and recycled water services	4,093	3,848	11,822	11,243
Unregulated revenues	20	164	60	466
Total revenues	8,180	8,143	22,585	24,847

OPERATING EXPENSES:
Operations and maintenance	1,561	1,690	4,769	5,607
Operations and maintenance - related party	467	483	1,403	1,712
General and administrative	1,963	2,020	7,110	5,891
Depreciation	1,524	1,894	4,751	6,526
Total operating expenses	5,515	6,087	18,033	19,736
OPERATING INCOME	2,665	2,056	4,552	5,111

OTHER INCOME (EXPENSE):
Interest income	5	4	12	8
Interest expense	(1,315)	(2,367)	(10,595)	(6,496)
Gain on condemnation of Valencia	—	43,074	—	43,074
Other	436	402	1,866	564
Other - related party	72	(31)	(70)	29
Total other income (expense)	(802)	41,082	(8,787)	37,179

INCOME (LOSS) BEFORE INCOME TAXES	1,863	43,138	(4,235)	42,290
INCOME TAX (EXPENSE) BENEFIT	(717)	(21,233)	1,473	(20,897)
NET INCOME (LOSS)	$1,146	$21,905	$(2,762)	$21,393

Basic earnings (loss) per common share	$0.06	$1.20	$(0.15)	$1.17
Diluted earnings (loss) per common share	$0.06	$1.20	$(0.15)	$1.17
Dividends declared per common share	$0.07	$1.24	$0.20	$1.37

Weighted average number of common shares used in the determination of:
Basic	19,581,266	18,287,080	19,000,566	18,310,328
Diluted	19,610,604	18,287,080	19,000,566	18,310,328

GLOBAL WATER RESOURCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,762)	$21,393
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Deferred compensation	1,792	498
Depreciation	4,751	6,526
Write-off of debt issuance costs	2,165	282
Amortization of deferred debt issuance costs and discounts	417	158
Gain on condemnation of Valencia	—	(43,074)
Gain on sale of Loop 303 contracts	—	(296)
Loss on sale of Willow Valley	54	—
Loss on equity investment	333	212
Other (gains) and losses	(966)	176
Provision for doubtful accounts receivable	45	55
Deferred income tax benefit (expense)	(1,738)	20,865
Changes in assets and liabilities:
Accounts receivables	(422)	(28)
Other current assets	(981)	(1,480)
Accounts payable and other current liabilities	(627)	(165)
Other noncurrent assets	91	117
Other noncurrent liabilities	16	—
Net cash provided by operating activities	2,168	5,239

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,513)	(2,177)
Proceeds from the sale of Valencia	—	55,198
Proceeds from the sale of Willow Valley	2,254	—
Withdrawals (deposits) of restricted cash, net	119	(77)
Cash received from the sale of Loop 303 Contracts	—	296
Cash advance to related party	—	(12,745)
Repayment of related party cash advance	—	12,227
Deposits	13	7
Net cash (used in) provided by investing activities	(2,127)	52,729

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan borrowings	115,000	—
Repayments of bond debt	(106,695)	—
Proceeds withdrawn from bond service fund	8,825	1,001
Proceeds from sale of stock	8,372	—
Payments of offering costs for sale of stock	(2,823)	—
Payment of Sonoran acquisition liability	(2,800)	—
Loan repayments	—	(21,719)
Principal payments under capital lease	(108)	(72)
Debt issuance costs paid	(760)	—
Advances in aid of construction	234	282
Dividends paid	(3,734)	(26,521)
Share repurchase	—	(327)
Refunds of advances for construction	(783)	(422)
Net cash provided by (used in) financing activities	14,728	(47,778)
INCREASE IN CASH AND CASH EQUIVALENTS	14,769	10,190
CASH AND CASH EQUIVALENTS — Beginning of period	11,513	6,577
CASH AND CASH EQUIVALENTS – End of period	$26,282	$16,767

A reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA in the three months ended September 30, 2016 and 2015 is as follows (in thousands):

	For the Three Months Ended September 30,
	2016	2015
Net Income	$1,146	$21,905
Income tax expense	717	21,233
Interest income	(5)	(4)
Interest expense	1,315	2,367
Depreciation	1,524	1,894
EBITDA	$4,697	$47,395
Gain on sale of Valencia	—	(43,074)
Board option expense	265	—
Equity investment loss	15	112
EBITDA Adjustments	280	(42,962)
Adjusted EBITDA	$4,977	$4,433

A reconciliation of Net Loss to EBITDA and Adjusted EBITDA in the nine months ended September 30, 2016 and 2015 is as follows (in thousands):

	For the Nine Months Ended September 30,
	2016	2015
Net (Loss) Income	$(2,762)	$21,393
Income tax (benefit) expense	(1,473)	20,897
Interest income	(12)	(8)
Interest expense	10,595	6,496
Depreciation	4,751	6,526
EBITDA	$11,099	$55,304
Gain on sale of Valencia	—	(43,074)
Loss on sale of Willow Valley	54	—
Board option expense	383	—
Gain on sale of Sonoran acquisition liability	(954)	—
Writedown of Willow Valley assets held for sale	—	176
Gain on sale of Loop 303 Contracts	—	(296)
Equity investment loss	333	212
EBITDA Adjustments	(184)	(42,982)
Adjusted EBITDA	$10,915	$12,322